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                                  EXHIBIT 8.1
                        [LETTERHEAD OF KING & SPAULDING]



                                                                    May 12, 1999


Generac Portable Products, Inc.
1 Generac Way
Jefferson, Wisconsin 53549

     Re: Registration Statement on Form S-4 of Generac Portable Products, Inc.,
         Generac Portable Products, LLC, and GPPW, Inc.

Ladies and Gentlemen:

     This letter is delivered to you in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission by Generac Portable Products, Inc., Generac Portable Products, LLC, and GPPW, Inc. (collectively, the "Company") in connection with the Company's offer (the "Exchange Offer") to exchange up to $110,000,000 aggregate principal amount of its 11 1/4% Senior Subordinated Notes due 2006 (the "New Notes") for a like principal amount of its outstanding 11 1/4% Senior Subordinated Notes due 2006 (the "Old Notes").

                            INFORMATION RELIED UPON

     In rendering our opinion, we have examined and relied upon such documents or forms of documents as we have deemed appropriate, including: (i) the Registration Statement and accompanying Prospectus with respect to the Exchange Offer (the "Prospectus"); (ii) the Company's $110,000,000 11 1/4% Senior Subordinated Notes due 2006 Indenture, dated as of July 1, 1998; (iii) the form 11 1/4% Senior Subordinated Note due 2006; (iv) the Registration Rights Agreement, dated as of July 2, 1998, among Generac Portable Products, LLC, GPPW, Inc. and BT Alex. Brown Incorporated; and (vi) the Offering Memorandum, dated July 2, 1998, with respect to the Old Notes. In our examination of the documents and in our reliance upon them in issuing our opinion, we have assumed, with your consent, that all representations, certifications, and statements set forth in the documents are and will remain true, correct, and complete, and that all obligations, covenants, conditions, and terms imposed by any of the documents on the parties have been or will be performed or satisfied in accordance with their terms.

                                    OPINION

     Based on our analysis of the relevant legal authorities as they apply to the information, representations, assumptions that we have made with your consent, and the documents upon which we have relied, the discussion contained in the Prospectus in the section captioned "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" expresses our opinion as to certain United States federal income tax consequences of the exchange, holding, and disposition of the New Notes.

     Our opinion is based on current authorities and upon facts, assumptions that we have made with your consent, and representations as of this date. It is subject to change in the
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event of a change in the applicable law or a change in the interpretation of such law by the courts or by the Internal Revenue Service. There can be no assurance that legislative or administrative changes or court decisions will not be forthcoming that would significantly modify our opinion or cause its withdrawal. We are under no obligation to inform you of any such changes or decisions. In addition, our opinion is based solely on the documents that we have examined and the representations and assumptions referred to herein. Our opinion cannot be relied upon if any of the material facts contained in such documents is, or later becomes, materially inaccurate or if any of the representations or assumptions referred to herein is, or later becomes, materially inaccurate. Our opinion represents our legal judgment and has no official status of any kind. Finally, our opinion is limited to the federal income tax matters specifically covered thereby.

     This letter is furnished by us as counsel for the Company. We consent to the filing of this letter as an exhibit to the Registration Statement in connection with the Exchange Offer and to the use of our opinion and name in the Prospectus.

                                          Very truly yours,


                                          /s/ KING & SPALDING